UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2023

TELESIS BIO INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40497	45-1216839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10431 Wateridge Circle Suite 150
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 228-4115

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On October 18, 2023, Paul Meister informed the Board of Directors of the Company (the Board) that he intended to resign from the Board and that Novalis LifeSciences LLC (Novalis) had designated Greg Herrema as the Novalis designee to the Board pursuant to the terms of the Preferred Stock and Warrant Purchase Agreement with Novalis dated May 31, 2023. Mr. Meister’s resignation was not the result of any disagreement with management or the Board. The Board thanked Mr. Meister for his service and, upon Mr. Meister’s resignation, immediately appointed Mr. Herrema to the Board to fill the vacancy created by Mr. Meister’s resignation.

Greg Herrema, 57, joined Novalis LifeSciences as a senior advisor in September 2022. Prior to that, he spent 19 years ending in April 2021 at Thermo Fisher Scientific in multiple division and group president roles, most recently as Senior Vice President and President, Customer Channels. Before that, Mr. Herrema worked at General Electric in various sales and marketing roles leading into general management. Mr. Herrema also serves on the Board of Directors of LevitasBio, Inc. Mr. Herrema earned an M.B.A. from Harvard Business School and a B.S. in Chemical Engineering from Virginia Tech.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telesis Bio Inc.

Date:	October 24, 2023	By:	/s/ Todd R. Nelson
Todd R. Nelson Chief Executive Officer